Exhibit 10.14

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (the “Agreement”), made as of the      day of                     , 200  , between H.B. Fuller Company, a Minnesota corporation (“H.B. Fuller”) and its Subsidiaries (individually and collectively the “Company”), and                      (the “Executive”).

WITNESSETH:

WHEREAS, the Company considers the recruitment and maintenance of sound and vital management to be essential to protecting and enhancing its best interests and those of its shareholders; and

WHEREAS, the Company recognizes that the potential for a change in control may make it difficult to hire and retain strong management personnel; and

WHEREAS, the Company recognizes that the possibility of a change in control of H.B. Fuller may exist and that, in the event negotiations are commenced to bring about such a change in control, uncertainty and questions may arise among management that could result in the distraction or departure of management personnel to the detriment of the Company and the shareholders; and

WHEREAS, the Company has determined that appropriate steps should be taken to reinforce and encourage the Executive’s continued attention and dedication as an executive officer to his or her assigned duties without distraction in the face of potentially disruptive circumstances arising from the possibility of a change in control of H.B. Fuller;

NOW THEREFORE, the Company and the Executive agree as follows:

1.	Definitions.

The following words and terms used in this Agreement shall have the following meanings:

1.1 “Accounting Firm” has the meaning given that term in Section 4.2.

1.2 “Change in Control” means:

(a)	a public announcement (which, for purposes hereof, shall include, without limitation, a report filed pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) that any individual, corporation, partnership, association, trust or other entity becomes the beneficial owner (as defined in Rule 13(d)(3) promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 15% or more of the voting power of the Company then outstanding;

(b)	the individuals who, as of the date of this Agreement, are members of the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board (provided, however, that if the election or nomination for election by the Company’s shareholders of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall be considered to be a member of the Incumbent Board);

(c)

the approval of the shareholders of the Company of (i) any consolidation, merger or statutory share exchange of the Company with any person in which the surviving entity would not have as its directors at least 60% of the Incumbent Board and as a result of which those persons who were shareholders of the Company immediately prior to such transaction would not hold, immediately after such transaction, at least 60% of the voting power of the Company then outstanding or the combined voting power of the surviving entity’s then outstanding voting securities; (ii) any sale, lease, exchange or other transfer in one transaction or series of related transactions substantially all of the assets of the Company; or (iii) the adoption of any plan or proposal for the complete or partial liquidation or dissolution of the Company; or

a determination by a majority of the members of the Incumbent Board, in their sole and absolute discretion, that there has been a Change in Control of the Company.

The Company shall notify the Executive promptly of the occurrence of a Change in Control.

“Cause” means any act by the Executive that is materially inimical to the best interests of the Company and that constitutes common law fraud, a felony or other gross malfeasance of duty on the part of the Executive.

“Code” means the Internal Revenue Code of 1986, as amended.

1.5 “Date of Termination” means the date the Executive’s employment is terminated under this Agreement whether by the Company or by the Executive.

1.6 “Disability” means leaving active employment and qualifying for and receiving disability benefits under the Company’s long-term disability programs as in effect from time to time.

1.7 “Effective Date” means the first date after the date of this Agreement on which a Change in Control occurs.

“Employment Agreement” means an employment agreement, if any, between the Company and the Executive.

“Excise Tax” has the meaning given the term in Section 4.1.

1.10 “Good Reason” means:

(a) a material change in the Executive’s pay consisting of a 10% or more reduction in total cash compensation opportunity as in effect immediately prior to the Change in Control (unless such reduction is part of an across-the-board uniformly applied reduction affecting all senior executives of the Company); or

(b) a significant diminution in the Executive’s authority and duties as in effect immediately prior to the Change of Control (excluding an isolated, insubstantial or inadvertent action not taken in bad faith that is remedied promptly by the Company after receiving notice); provided, however, that a change of the individual or officer to whom the Executive reports, in and of itself, would not constitute diminution; or

a change of the Executive’s principal work location of 50 or more miles from that immediately prior to the Change in Control.

The Executive shall not be deemed to have terminated employment for Good Reason unless the termination occurs within 180 days after the Executive is notified by the Company of the event constituting Good Reason or, if later, within 180 days after the occurrence of such event.

1.11 “Gross-Up Payment” has the meaning given that term in Section 4.1.

“Payment” has the meaning given that term in Section 4.1.

1.13 “Protected Period” means the 24-month period immediately following each and every Change in Control.

1.14 “Termination Benefits” means those benefits described in Section 2 of the Agreement.

“Subsidiaries” means any and all companies at least fifty percent (50%) owned, directly or indirectly, by H.B. Fuller.

1.16 “Underpayment” has the meaning given that term in Section 4.2.

2.	Benefits Upon Termination of Employment.

2.1 General. If, during the Protected Period following each Change in Control, the Executive’s employment is terminated either (i) by the Company (other than for Cause or Disability), or (ii) by the Executive for Good Reason, then the Executive (or his estate or personal representative), shall be entitled to the Termination Benefits provided in this Section 2.

Base Salary and Bonus Through Date of Termination. The Company shall promptly pay the Executive his or her full base salary through the Date of Termination at the rate in effect at the time notice of termination is given. In addition, the Company shall promptly pay the amount of any bonus or incentive for the year in which the Date of Termination occurs (based on the target bonus for the Executive for the year) prorated to the Date of Termination (without application of any denial provisions based on unsatisfactory personal performance or any other reason).

Severance Payment. The Company shall pay the Executive a severance payment equal to three times the sum of: (a) the Executive’s highest base salary, on an annualized basis, established by the Company during the period commencing three months prior to the occurrence of the Change in Control and ending on the date of the Executive’s termination of employment plus (b) the Executive’s target Annual Incentive Compensation established by the Company and in effect immediately prior to the Change in Control. The severance payment shall be made in a lump-sum within ten days of the Date of Termination.

Medical and Dental Coverage. The Executive shall be entitled to continued coverage under any medical or dental plan (but not under other Company benefit plans) maintained by the Company in which the Executive was participating at the time of the Executive’s termination of employment, for a period of three years following the Executive’s termination of employment. Rules comparable to those governing the provision of continuation coverage under Section 602 of ERISA shall apply to the coverage provided under this Section 2.4, except that:

the coverage may not be discontinued prior to the expiration of the period specified in this Section 2.4, except for the Executive’s failure to make a required contribution;

the contributions required of the Executive for such coverage may not exceed the contributions required for the same coverage from a similarly situated active employee; and

if the Company discontinues the plan or plans in which the Executive was participating prior to the expiration of such three year period, the Company shall substitute equivalent coverage under one or more other plans or, if there are no other plans, under one or more individual insurance policies.

It is the intent of the Company that neither the coverage provided pursuant to this Section 2.4, nor the benefits received as a result of such coverage, shall be subject to U.S. income taxation to the Executive. Accordingly, if the Company determines that the coverage to be provided under this Section 2.4 would cause a self-insured plan maintained by the Company to be in violation of the nondiscrimination requirements of Section 105(h) of the Code, it shall substitute insured coverage providing equivalent benefits, at no greater cost to the Executive, to the extent necessary to avoid such discrimination.

2.5 Outplacement Services. The Company shall pay for any outplacement services provided to the Executive; provided, that the total amount paid for such services shall not exceed $25,000. The Company shall pay (or, at its option, reimburse the Executive) for such services within ten days after its receipt of a statement from the service provider.

2.6 Termination Which Does Not Require Payment Of Termination Benefits. No Termination Benefits need to be provided by the Company to the Executive under this Section 2 if the Executive’s employment is terminated:

(a)	by the Executive for any reason other than for Good Reason;

(b)	by the Company for Cause or Disability;

(c)	by death; or

by either the Executive or the Company for any reason at any time other than during the Protected Period following each Change in Control.

3.	No Mitigation.

The Executive’s benefits provided in Section 2 shall be in consideration of the Executive’s past service and the Executive’s continued service from the date of this Agreement. The Executive shall not be required to mitigate the amount of any Termination Benefits provided under Section 2 by seeking other employment or otherwise.

4.	Certain Additional Payments by the Company.

4.1 Anything in this Agreement to the contrary notwithstanding:

(a) In the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 4, (a “Payment”) would be subject to the tax imposed by section 4999 of the Code (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), and if the amount of the Executive’s total “Parachute Payments” (as defined in section 280G(b)(2) of the Code) with respect to the same Change in Control does not exceed 330% of the Executive’s “Base Amount” (as defined in section 280G(b)(3) of the Code), then the Payment shall be adjusted until the amount of the Executive’s Parachute Payments equals 299% of the Base Amount. The adjustments shall be made in such manner, and to such payments or other benefits, as the Executive and the Company shall mutually agree.

(b) In the event it shall be determined that a Payment would be subject to the Excise Tax and the amount of the Executive’s total Parachute Payments with respect to the same Change in Control exceeds 330% of the Base Amount, or in the event an Excise Tax is actually assessed with respect to a Payment, then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes and any benefits that result from the deductibility by the Executive of such taxes (including, in each case, any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed on them) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

4.2 Subject to the provisions of Section 4.3, all determinations required to be made under this Section 4, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the a nationally recognized public accounting firm as may be designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 4, shall be paid by the Company to or for the benefit of the Executive within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. Notwithstanding any other provision of this Section 4, the Company may withhold and pay over to the Internal Revenue Service, for the benefit of the Executive, all or any portion of the Gross-Up Payment that it determines in good faith it is required to withhold. Executive consents to such withholding. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made. In the event that the Company exhausts its remedies pursuant to Section 4.3 and the Executive is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

4.3 The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(a) give the Company any information reasonably requested by the Company relating to such claim;

(b) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(c) cooperate with the Company in good faith in order effectively to contest such claim; and

(d) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4.3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

4.4 If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 4.1 or 4.3, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 4.3) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 4.3, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset the amount of Gross-Up Payment required to be paid.

5.	Notice of Termination.

During the Protected Period, any purported termination by the Company of the Executive’s employment for Cause or Disability or by the Executive for Good Reason shall be communicated by notice of termination to the other party. A notice of termination shall include the specific reason for termination relied upon and shall set forth in reasonable detail, the facts and circumstances claimed to provide a basis for termination of employment.

Any dispute by a party hereto regarding a notice of termination delivered to such party must be conveyed to the other party within 30 days after the notice of termination is given. If the particulars of the dispute are not conveyed within the 30 day period, then the disputing party’s claims regarding the termination shall be deemed forever waived.

6.	Successor; Binding Agreement.

The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive, at his or her election, to Termination Benefits from the Company in the same amount and on the same terms as the Executive would be entitled to if he or she terminated his or her employment for Good Reason during a Protected Period, except that for purposes of implementing the foregoing, the date on which any such election becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets as described above or which otherwise becomes bound by all the terms and provision of this Agreement by operation of law.

This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him or her hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his designee or, if there is no such designee, to his estate.

7.	Miscellaneous.

7.1 Notice. All notices, elections, waivers and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, to such address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

7.2 No Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Chief Executive Officer of the Company. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

7.3 Legal Expenses. If the Executive institutes or defends any legal action to enforce the Executive’s rights under, or to defend the validity of, this Agreement, and if the Executive prevails in such legal action, the Executive shall be entitled to recover from the Company any actual expenses for attorney’s fees and disbursements incurred by the Executive.

7.4 Term of Agreement. The term of this Agreement shall continue for an initial period of three years from the date of this Agreement. On each anniversary of this Agreement, the term shall be extended for an additional year unless prior to an anniversary date H.B. Fuller’s Board of Directors cause a notice of nonrenewal to be sent to the Executive. Any Termination Benefits due pursuant to this Agreement shall continue to be an obligation of the Company and enforceable by the Executive until paid in full.

7.5 Controlling Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

7.6 Severability. Each section, subsection or paragraph of this Agreement shall be deemed severable and if for any reason any portion of this Agreement is unenforceable, invalid or contrary to any existing or future law, such unenforceability or invalidity shall not affect the applicability or validity of any other portion of this Agreement.

7.7 Nondisparagement. The Executive agrees that he or she will not make statements, publicly or otherwise, which disparage or are adverse to the interests of the Company. If the Executive breaches this provision, the Company retains the right to seek equitable or other legal relief, including an immediate refund of moneys paid hereunder.

7.8 Confidentiality. The Executive agrees that all information, facts or occurrences relating to: (1) all negotiations leading to any Change in Control; (2) the existence and contents of this Agreement; and (3) all formulas, processes, customer lists, computer user identifiers and passwords, and all purchasing, engineering, accounting, marketing and other information, not generally known and proprietary to the Company, including but not limited to, information relating to research, development, manufacturing, marketing or sale of the Company’s products shall be and are hereby deemed to be confidential information (“Confidential Information”) of the parties to this Agreement. The Executive agrees not to use or disclose any Confidential information except by written consent of the Company. If the Executive breaches this provision, the Company retains the right to seek equitable or other legal relief, including an immediate refund of moneys paid hereunder.

7.9 Employment Agreement. Any benefits provided to the Executive under this Agreement will, unless specifically stated otherwise in this Agreement, be in addition to and not in lieu of any benefits that may be provided the Executive under an Employment Agreement, if any, with the Company; provided, however, that any benefits provided to the Executive under this Agreement will be in lieu of any Contingent Termination Payments made pursuant to a Non-Competition Agreement between the Company and Executive.

Nothing in this Agreement is to be deemed to give the Company the right to take any action or engage in any omission with respect to the Executive at any time when any such action or omission is not permissible and proper under any Employment Agreement if then in force. Similarly, except as provided otherwise in this Agreement, nothing in this Agreement is to be deemed to give the Executive the right to take any action or engage in any omission with respect to the Company at any time when any such act or omission is not permissible and proper under any Employment Agreement if then in force.

This Agreement shall continue in force so long as the Executive remains employed by the Company and shall not be affected by any termination of any Employment Agreement.

7.10 Integration and Supercedure. This Agreement contains all the representations and understandings, and supercedes any previous agreements between the Company and the Executive pertaining to payment of Termination Benefits in the event of a Change in Control.

7.11 Title and Captions. All section, subsection or paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the text of this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

H.B. FULLER COMPANY, on behalf of itself and each Subsidiary

EXECUTIVE:

Name